EXHIBIT (d)(38)

AMENDMENT TO ASSET ALLOCATION
MANAGEMENT AGREEMENT

          This Amendment (the “Amendment”) effective April 1, 2011 to the Asset Allocation Management Agreement (the “Agreement”) dated April 1, 2005 by and between Morningstar Associates, LLC, a Delaware limited liability company with its principal offices at 22 West Washington, Chicago, Illinois, 60602 (“Manager”) and Transamerica Asset Management, Inc., a Florida corporation (f/k/a Transamerica Fund Advisors, Inc) (“TAM”), investment adviser for Transamerica Series Trust (“TST”), a Delaware statutory trust of the series type registered under the Investment Company Act of 1940 as an open-end management investment company.

          WHEREAS, Manager and TAM have entered into the Agreement, effective April 1, 2005;

          WHEREAS, the Agreement provides that an amendment to the Agreement requires an affirmative vote of a majority of the Trustees of TST; and

          WHEREAS, at a meeting of the TST Trustees held on April 7, 2011, the Trustees by an affirmative vote approved this Amendment;

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Manager and TAM agree to amend the Agreement as to the following respects only:

1.	The Compensation section of the Agreement hereby stricken and replaced with the following text:

For its services to the Transamerica Asset Allocation – Conservative VP, Transamerica Asset Allocation – Moderate VP, Transamerica Asset Allocation – Moderate Growth VP, Transamerica Asset Allocation – Growth VP (collectively, the “Transamerica Series Trust Asset Allocation portfolios”), and Transamerica International Moderate Growth VP, TAM, and not Transamerica Funds, will pay Manager the following compensation, computed daily and payable monthly and prorated for any month during which this Agreement is not in force:

Average Daily Net Assets	Basis Point Fee

First $20 billion	0.10%
Over $20 billion up to $30 billion	0.09%
Over $30 billion	0.08%

The Average Daily Net Assets will be determined by the aggregate assets in the portfolios listed above and the Transamerica Asset Allocation – Conservative Portfolio, Transamerica Asset Allocation – Moderate Portfolio, Transamerica Asset Allocation – Moderate Growth Portfolio, Transamerica Asset Allocation – Growth Portfolio (collectively, the “Transamerica Funds Asset Allocation Portfolios”), and Transamerica Multi-Manager International Portfolio, as further defined in the Asset Allocation Management Agreement dated April 1, 2005.

In determining the breakpoint on the assets, Manager and TAM will mutually agree upon the order in which the assets will be considered.

In addition to the above, TAM will reimburse Manager for any of its reasonable disbursements directly related to this Agreement, such as travel expenses and transportation, which reimbursements shall be made within thirty (30) days of receipt of an invoice in good order from Manager. Manager acknowledges and agrees that all requests for reimbursements shall be billed to TAM at Manager’s actual cost. Manager agrees that any airfare charges will be billed at standard coach rates.

Each of TAM, Asset Allocation Funds, and International Fund will bear its own expenses, including but not limited to, those expenses allocated to TAM or such Asset Allocation Fund or such International Fund in this Agreement, all proxy voting expenses and brokers’ and underwriting commissions, if any, chargeable to such party in connection with Manager’s provision of services.

          Capitalized terms used herein and not otherwise defined are used herein as defined in the Agreement. All other terms and provisions of the Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

Morningstar Associates, LLC	Transamerica Asset Management, Inc.

Signature:	Signature:	/s/ Christopher A. Staples

Name:	Name: Christopher A. Staples
Title: Senior Vice President and
Title:	Chief Investment Officer
Date:
Date:

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